Exhibit 10.22

January 31, 2024

VIA EMAIL

Neal Walker

Dear Neal:

This agreement contains the terms of your position as Interim Chief Executive Officer and President (the “Interim CEO”) of Aclaris Therapeutics, Inc. (the “Company”) with an effective date of January 17, 2024.

As Interim CEO, you will report directly to the Board of Directors of the Company (the “Board”) and will perform such duties, consistent with the Interim CEO position, as will reasonably be assigned to you by the Board. This is intended to be a temporary position and is an at-will appointment, and may be terminated by the Board at any time. During the term of your employment, you will remain a member of the Board, of which you are the Chair.

You will perform your services hereunder primarily from your home (or other remote work location) but agree to perform your services from the Company’s offices in Wayne, PA and St. Louis, MO from time to time, in accordance with the needs of the business. You may be required to travel from time to time. You will be eligible for reimbursement of reasonable, necessary expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

During your term as Interim CEO, you will receive compensation at the rate of $41,666.67 per month (equivalent to annualized compensation of $500,000), subject to standard federal and state withholding requirements, which will be paid in accordance with the Company’s regular payroll practices. During the term of your employment, you will be eligible to receive a cash bonus equal to 60% of your annualized base salary (pro rated based on your time of service), based upon the actual achievement by you of the performance goals established by the Board, as determined by the Board in its sole discretion (the “Performance Goals”). Any cash bonus amount payable pursuant to this letter agreement shall be paid to you within forty-five (45) days of the Board’s determination of your attainment of the Performance Goals, but in no event later than two and one- half (2 1/2) months following the end of the fiscal year in which the Performance Goals were achieved as determined by the Board in its sole discretion. In all events, any earned bonus will be paid not later than March 15 of the year following the year in which your right to such amount became vested. For the avoidance of doubt, you do not have to be employed by the Company on the date such bonus is approved or paid by the Company to receive such bonus.

You will not be eligible to participate in the Company’s severance plans. You will be eligible to participate on the same basis as similarly situated employees in the Company’s employee benefit plans and programs, as they may be interpreted, adopted, revised or deleted from time to time in

701 Lee Road, Suite 103 • Wayne, PA 19087 • www.aclaristx.com • Main: 484-324-7933 the Company’s sole discretion, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. Your employment will be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

During the term of your employment, you will not be eligible for compensation (either in the form or cash or equity) under the Company’s non-employee director compensation program. You have previously been granted one or more equity awards by the Company in connection with your service as a director or officer, which grant(s) shall continue to vest and which shall continue to be governed, in each case in all respects by the terms of the applicable equity agreements, grant notices, equity plans and other agreements between you and the Company.

Upon approval by the Board or authorized committee thereof, you will be granted a nonqualified stock option (the “Option”) to purchase 497,000 shares of the Company’s common stock (the “Common Stock”) and a restricted stock unit award (“RSU Award”) for 142,000 shares of Common Stock under the Company’s 2015 Equity Incentive Plan (the “Plan”). The Option will have a per share exercise price equal to the closing price of the Comon Stock on the Nasdaq Global Select Market on the date of grant of the Option. The Option will vest and become exercisable, and the RSU Award will vest, in equal monthly installments over a 15-month period measured from the date of grant, subject to your Continuous Service (as defined in the Plan) as Interim CEO to the Company, provided that in the event you cease to be Interim CEO but continue to provide Continuous Service to the Company in any capacity, such Option and RSU Award will continue to vest in the event that the Board determined in its sole discretion that you achieved the Performance Goals prior to the cessation of your employment as Interim CEO. Each of the Option and RSU Award will accelerate vesting and exercisability in full upon a Change in Control (as defined in the Plan). Each of the Option and RSU Award will be governed by the terms of the Plan and an associated stock option grant agreement or restricted stock unit grant agreement.

The existing indemnification agreement between you and the Company will continue to govern your service as Interim CEO. You have disclosed to the Board that you currently serve as a director of Aldeyra Therapeutics, Inc., ActiveProtectiveTechnologies, Inc., Myota Inc. and Zoomi, Inc., and the parties acknowledge that such work does not conflict with or otherwise restrict your ability to become Interim CEO of the Company and fulfill your duties to the Company in such capacity. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s certificate of incorporation, bylaws, any applicable agreements and applicable law.

You acknowledge that as a result of your service as Interim CEO you have obtained and will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after the term of your employment, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates and you agree to execute the Company’s standard employee non-disclosure agreement upon the Company’s reasonable request.

701 Lee Road, Suite 103 • Wayne, PA 19087 • www.aclaristx.com • Main: 484-324-7933

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your service as Interim CEO and supersedes any prior representations or agreements on this subject matter, whether written or oral. This letter will be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company or an authorized director of the Board and by you.

We look forward to continue working with you in your new capacity.

Sincerely,

Aclaris Therapeutics, Inc.

By:	/s/ Christopher Molineaux
Christopher Molineaux
Lead Independent Director
of the Board of Directors

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Neal Walker
Neal Walker

701 Lee Road, Suite 103 • Wayne, PA 19087 • www.aclaristx.com • Main: 484-324-7933